                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-112367

          Prospectus Supplement to Prospectus dated February 6, 2004.

                                 E3,250,000,000
                         THE GOLDMAN SACHS GROUP, INC.
                      E1,750,000,000 4.00% Notes due 2015
                  E1,500,000,000 Floating Rate Notes due 2015
[GOLDMAN SACHS LOGO]
                            ------------------------
     The Goldman Sachs Group, Inc. will pay interest on the 4.00% Notes due 2015 on February 2 of each year. The first such payment will be made on February 2, 2006. Goldman Sachs will pay interest on the Floating Rate Notes due 2015 on February 2, May 2, August 2 and November 2 of each year. The first such payment will be made on May 2, 2005. The interest rate for each interest period for the floating rate notes will be the rate per annum for three-month EURIBOR plus 0.450%, reset quarterly, as described in this prospectus supplement. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem either or both of the 4.00% Notes due 2015 and the Floating Rate Notes due 2015 before their respective stated maturities at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

     We have applied to list the notes on the Luxembourg Stock Exchange, although we are not required to maintain the listing. See "Underwriting" on page S-14 for additional information.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                    Per 4.00%                      Per Floating
                                                    Note due                         Rate Note
                                                      2015            Total          due 2015          Total
                                                    ---------         -----        ------------        -----
Initial public offering price...................     99.281%      E1,737,417,500      99.557%      E1,493,355,000
Underwriting discount...........................       .450%      E    7,875,000       0.450%      E    6,750,000
Proceeds, before expenses, to Goldman Sachs.....     98.831%      E1,729,542,500      99.107%      E1,486,605,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from February 2, 2005 and must be paid by the purchaser if the notes are delivered after February 2, 2005.
                            ------------------------
     The underwriters expect to deliver the notes in book-entry form on February 2, 2005 through the facilities of Euroclear and Clearstream, Luxembourg against payment in immediately available funds in euro.

     The underwriters intend to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, and the other underwriters, acting through their U.S. affiliates or other U.S. broker-dealers, may also offer the notes in the United States.

     Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs International, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in the notes after their initial sale and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus is being used by them in a market-making transaction.
                          GOLDMAN SACHS INTERNATIONAL

                FIXED RATE NOTES CO-MANAGERS                               FLOATING RATE NOTES CO-MANAGERS
BANCA AKROS                                                                                              BARCLAYS CAPITAL
BARCLAYS CAPITAL                                                                                              BNP PARIBAS
BNP PARIBAS                                                                          CALYON CORPORATE AND INVESTMENT BANK
CALYON CORPORATE AND INVESTMENT BANK                                                               COMMERZBANK SECURITIES
COMMERZBANK SECURITIES                                                                       DAIWA SECURITIES SMBC EUROPE
DAIWA SECURITIES SMBC EUROPE                                                                                  DANSKE BANK
DANSKE BANK                                                                                                 DEUTSCHE BANK
DEUTSCHE BANK                                                                                                  DZ BANK AG
ING                                                                                                                   ING
IXIS CORPORATE & INVESTMENT BANK                                                                                 JPMORGAN
JPMORGAN                                                                                     LANDESBANK BADEN-WURTTEMBERG
KBC BANK NV                                                                                        RABOBANK INTERNATIONAL
RABOBANK INTERNATIONAL                                                                          SANTANDER CENTRAL HISPANO
SANTANDER CENTRAL HISPANO                                                                      THE ROYAL BANK OF SCOTLAND
THE ROYAL BANK OF SCOTLAND

                            ------------------------
                 Prospectus Supplement dated January 19, 2005.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of any offer to buy the notes offered in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the notes offered hereby in the United Kingdom. All applicable provisions of the Financial Services and Markets Act 2000 and Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the notes offered hereby, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

     In connection with the offering, Goldman Sachs International, or any person acting for it, may effect transactions which stabilize or maintain the market price of the securities offered hereby at a level above that which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter market or otherwise. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

     Unless otherwise indicated, when we use the terms "Goldman Sachs", "we", "our" and "us", we mean The Goldman Sachs Group, Inc. and its consolidated subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


         YEAR ENDED                      THREE MONTHS ENDED                   NINE MONTHS ENDED
      NOVEMBER 28, 2003                    AUGUST 27, 2004                     AUGUST 27, 2004
     ------------------                  ------------------                  ------------------
            1.57x                               1.59x                               1.80x

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for the ratio of earnings to fixed charges for the years ended November 27, 1998 through November 29, 2002.

                          SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled "Specific Terms of the Notes", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to "holders" mean those who have notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not indirect owners who own beneficial interests in notes through participants in Euroclear or Clearstream, Luxembourg, or in notes registered in street name. Please review the special considerations that apply to indirect owners in the attached prospectus, under "Legal Ownership and Book-Entry Issuance".

     Each tranche of notes will be a separate series of senior debt securities issued under our senior debt indenture. References in this prospectus supplement to the "notes" mean both tranches of notes. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in "Description of Debt Securities We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                       TERMS OF THE 4.00% NOTES DUE 2015

     The specific terms of this series of notes we are offering will be as follows:

- TITLE OF THE NOTES:  4.00% Notes due 2015

- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED:  E1,750,000,000

- ISSUE DATE:  February 2, 2005

- DUE DATE FOR PRINCIPAL:  February 2, 2015

- INTEREST RATE:  4.00% annually

- DATE INTEREST STARTS ACCRUING:  February 2, 2005

- DUE DATES FOR INTEREST:  every February 2

- FIRST DUE DATE FOR INTEREST:  February 2, 2006

- REGULAR RECORD DATES FOR INTEREST:  every January 15

- DAY COUNT: actual/actual; we will calculate accrued interest on the basis of the actual number of days in each year.

- DENOMINATION: in euro, in denominations of E1,000, and integral multiples of E1,000

- DENOMINATION OF PAYMENTS: Payments of interest and principal on the notes will be made in euro, except in limited circumstances as described in "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities" in the attached prospectus.

  An investment in a non-U.S. dollar security may present currency related risks as described in "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" in the attached prospectus.

- RANKING: The notes will constitute part of our senior debt and will rank equally, as to our creditors, with all of our other unsecured, unguaranteed and unsubordinated debt.

- BUSINESS DAY: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York or London, and that is also a euro business day, as defined below. The term "euro business day" means any day on which the Trans-European Automated

  Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

- EXCHANGE RATE AGENT: Holders will not be entitled to receive payments on the notes in any currency other than euro, except that, if euro are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change. See "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities -- How We Will Make Payments Due in Other Currencies" in the attached prospectus.

- DEFEASANCE: The notes are subject to defeasance and covenant defeasance by us.

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the 4.00% Notes due 2015 before they mature, unless we become obligated to pay additional amounts on those notes because of changes in U.S. withholding tax requirements as described below under "-- When We Can Redeem the Notes".

- REPAYMENT AT OPTION OF HOLDER:  none

- LISTING: We have applied to list the notes on the Luxembourg Stock Exchange, although we are not required to maintain the listing. See "Underwriting" on page S-14 for additional information.

                   TERMS OF THE FLOATING RATE NOTES DUE 2015

     The specific terms of this series of notes we are offering will be as follows:

- TITLE OF THE NOTES:  Floating Rate Notes due 2015

- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED:  E1,500,000,000

- ISSUE DATE:   February 2, 2005

- DUE DATE FOR PRINCIPAL:  February 2, 2015

- DENOMINATION: in euro, in denominations of E1,000, and integral multiples of E1,000

- DENOMINATION OF PAYMENTS: Payments of interest and principal on the notes will be made in euro, except in limited circumstances as described in "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities" in the attached prospectus.

  An investment in a non-U.S. dollar security may present currency related risks as described in "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" in the attached prospectus.

- INTEREST RATE BASIS: EURIBOR for deposits in euro having the index maturity specified below, as determined by the calculation agent as described below under "-- Interest Rate for the Floating Rate Notes due 2015".

- INDEX MATURITY:  three months

- SPREAD:  0.450% per annum

- INITIAL BASE RATE: the base rate in effect for the initial interest period will be the 3 month EURIBOR rate on January 31, 2005, as determined by the calculation agent as described below under "-- Interest Rate for the Floating Rate Notes due 2015".

- MINIMUM OR MAXIMUM RATE: none; provided that the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

- INTEREST DETERMINATION DATE: two euro business days (as defined below) prior to the first day of each interest period

- DAY COUNT: actual/360; for each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360. See "Description of Debt Securities We May Offer -- Types of Debt Securities -- Floating Rate Debt Securities -- Calculation of Interest" in the attached prospectus.

- INTEREST PERIODS: the initial interest period will be the period from and including February 2, 2005 to, but excluding, the initial interest reset date and the subsequent interest periods will be the periods from and including an interest reset date to, but excluding, the next interest reset date.

- INTEREST RESET DATES: every February 2, May 2, August 2 and November 2, commencing on May 2, 2005; if an interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. However, if that business day is in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. An interest reset date that falls on the stated maturity date will not be changed.

- DATE INTEREST STARTS ACCRUING:  February 2, 2005

- DUE DATES FOR INTEREST: every February 2, May 2, August 2 and November 2, commencing on May 2, 2005; if an interest payment date would otherwise be a day that is not a business day, the interest payment date will be postponed to the next day that is a business day. However, if that business day is in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day. An interest payment date that falls on the stated maturity date will not be changed.

- FIRST DUE DATE FOR INTEREST:  May 2, 2005

- REGULAR RECORD DATES FOR INTEREST: every January 15, April 15, July 15 and October 15

- BUSINESS DAY: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York or London, and that is also a euro business day, as defined below. The term "euro business day" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

- EXCHANGE RATE AGENT: Holders will not be entitled to receive payments on the notes in any currency other than euro, except that, if euro are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change. See "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities -- How We Will Make Payments Due in Other Currencies" in the attached prospectus.

- CALCULATION AGENT:  The Bank of New York

- DEFEASANCE: The notes are not subject to defeasance and covenant defeasance by us.

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under "-- When We Can Redeem the Notes".

- REPAYMENT AT OPTION OF HOLDER:  none

- LISTING: We have applied to list the notes on the Luxembourg Stock Exchange, although we are not required to maintain the listing. See "Underwriting" on page S-14 for additional information.

               INTEREST RATE FOR THE FLOATING RATE NOTES DUE 2015

GENERAL

     If you purchase a note, your note will bear interest for each interest period at a rate equal to 0.450% above the interest rate per annum for three-month deposits in euros designated as "EURIBOR". The calculation agent shall determine EURIBOR in the following manner:

     - EURIBOR will be the offered rate per annum for three-month deposits in euros on the relevant interest determination date as that rate appears on MONEYLINE TELERATE PAGE 248 as of 11:00 A.M., Brussels time, on the relevant interest determination date.

     - If the rate described above does not appear on Moneyline Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by four major banks in that market selected by the calculation agent: three-month euro deposits, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant interest determination date will be the arithmetic mean of the quotations.

     - If fewer than two quotations are provided as described above, EURIBOR for the relevant interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M. Brussels time on that interest determination date, by three major banks in the euro-zone selected by the calculation agent: three-month loans of euros, beginning on the relevant interest reset date, and in a representative amount.

     - If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

     The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     In this subsection, we use several terms that have special meanings relevant to calculating EURIBOR. We define these terms as follows:

     The term "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     The term "MONEYLINE TELERATE PAGE" means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or any replacement page or pages on that service.

                             ADDITIONAL INFORMATION
                                ABOUT THE NOTES

BOOK-ENTRY SYSTEM

     We will issue the notes as global notes registered in the name of a nominee of a common depositary for Clearstream Banking, societe anonyme (Clearstream, Luxembourg), and Euroclear Bank S.A./N.V., as operator of the Euroclear system (Euroclear). Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Clearstream, Luxembourg and Euroclear systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Euroclear and Clearstream, Luxembourg. The initial common depositary for Clearstream, Luxembourg and Euroclear will be The Bank of New York, and The Depository Trust Company will not be the depositary for the notes.

     The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

     Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

     The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor's interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

     Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

     Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive to be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

CERTIFICATED NOTES

     We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trust in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the trustee or we are unable to locate a qualified successor within 60 days; (2) an event of default with respect to the notes has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will reissue the notes in fully certificated, registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

     In the event individual certificates for the notes are issued, the holders of such notes will be above to receive payment on the notes, effect transfers and exchanges of the notes and replace lost, stolen, destroyed or mutilated notes at the offices of the Luxembourg paying and transfer agent. We have appointed Dexia Banque Internationale a Luxembourg societe anonyme as paying and transfer agent in Luxembourg with respect to the notes in individual certificated form, and as long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a payment and transfer agent in Luxembourg. If we add, replace or terminate a paying and transfer agent or trustee, we will give notice in the manner described below under "-- Notices".

     Unless and until we issue the notes in fully certificated, registered form,
(1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to action by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

NOTICES

     The trustee will mail notices by first class mail, postage prepaid, to each holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

     In addition, if the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange require notice by publication, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Luxembourg. We expect that this newspaper will be the Luxemburger Wort. If publication in Luxembourg is not practical, the trustee will publish these notices elsewhere in Europe. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

                         PAYMENT OF ADDITIONAL AMOUNTS

     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term "United States alien" means any person who, for U.S. federal income tax purposes, is:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

     - a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:

     - any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, beneficiary or member -- at any time, for U.S. federal income tax purposes:

        -- is or was a citizen or resident or is or was treated as a resident of the United States;

        -- is or was present in the United States;

        -- is or was engaged in a trade or business in the United States;

        -- has or had a permanent establishment in the United States;

        -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

        -- is or was a corporation that accumulates earnings to avoid U.S.
           federal income tax; or

        -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

     - any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

     - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

     - any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent;

     - where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

     - by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union; or

     - any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

     When we refer to a "U.S. taxing authority" in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the "United States", we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the 4.00% Notes due 2015 or the Floating Rate Notes due 2015 before their respective stated maturities, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

     We will be entitled, at our option, to redeem the outstanding 4.00% Notes due 2015 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after January 19, 2005.

     Similarly, we will be entitled, at our option, to redeem the outstanding Floating Rate Notes due 2015 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after January 19, 2005.

     If we redeem any notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.

     If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. The redemption dates for the 4.00% Notes due 2015 and the Floating Rate Notes due 2015 could be different, or there could be a redemption for the notes of one maturity, but not for the notes of the other maturity. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under "Description of Debt Securities We May Offer -- Notices" in the attached prospectus.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman Sachs International and Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective trusts, or under another available exemption. The assets of a plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 28, 2003 and November 29, 2002 and for each of the three years in the period ended November 28, 2003 incorporated by reference in this prospectus supplement and the financial statement schedule incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The historical income statement, balance sheet and common share data set forth in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 28, 2003 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 27, 2004 and for the three months ended February 28, 2003 incorporated by reference in this prospectus supplement, the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 28, 2004 and for the three and six months ended May 30, 2003 incorporated by reference in this prospectus supplement, and the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and nine months ended August 27, 2004 and for the three and nine months ended August 29, 2003 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 5, 2004, July 8, 2004 and October 7, 2004 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not "reports" or a "part" of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                  UNDERWRITING

     The Goldman Sachs Group, Inc. and the underwriters for the offerings named below have entered into two pricing agreements with respect to the 4.00% Notes due 2015 and the Floating Rate Notes due 2015, respectively. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following tables.

                                                              PRINCIPAL AMOUNT
                                                               OF 4.00% NOTES
UNDERWRITER                                                       DUE 2015
-----------                                                   ----------------
Goldman Sachs International.................................   E1,487,500,000
Banca Akros S.p.A. .........................................       17,500,000
Barclays Bank PLC...........................................       17,500,000
BNP Paribas.................................................       17,500,000
CALYON......................................................       17,500,000
Commerzbank Aktiengesellschaft..............................       17,500,000
Daiwa Securities SMBC Europe Limited........................       17,500,000
Danske Bank A/S.............................................       17,500,000
Deutsche Bank AG London.....................................       17,500,000
ING Belgium SA/NV...........................................       17,500,000
IXIS Corporate & Investment Bank............................       17,500,000
J.P.Morgan Securities Ltd. .................................       17,500,000
KBC Bank NV.................................................       17,500,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
  (Rabobank International)..................................       17,500,000
Banco Santander Central Hispano, S.A. ......................       17,500,000
The Royal Bank of Scotland plc..............................       17,500,000
                                                               --------------
  Total.....................................................   E1,750,000,000
                                                               ==============

                                                              PRINCIPAL AMOUNT OF
                                                                 FLOATING RATE
UNDERWRITER                                                     NOTES DUE 2015
-----------                                                   -------------------
Goldman Sachs International.................................    E1,290,000,000
Barclays Bank PLC...........................................        15,000,000
BNP Paribas.................................................        15,000,000
CALYON......................................................        15,000,000
Commerzbank Aktiengesellschaft..............................        15,000,000
Daiwa Securities SMBC Europe Limited........................        15,000,000
Danske Bank A/S.............................................        15,000,000
Deutsche Bank AG London.....................................        15,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt
  am Main...................................................        15,000,000
ING Belgium SA/NV...........................................        15,000,000
J.P.Morgan Securities Ltd. .................................        15,000,000
Landesbank Baden-Wurttemberg................................        15,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
  (Rabobank International)..................................        15,000,000
Banco Santander Central Hispano, S.A. ......................        15,000,000
The Royal Bank of Scotland plc..............................        15,000,000
                                                                --------------
  Total.....................................................    E1,500,000,000
                                                                ==============

     The purchase price of the 4.00% notes due 2015 payable by the underwriters represents the offering price of 99.281% of the principal amount thereof (plus any accrued interest) less a combined commission of 0.450% of such principal amount. The purchase price of the Floating Rate Notes due 2015 payable by the underwriters represents the offering price of 99.557% of the principal amount thereof (plus any accrued interest) less a combined commission of 0.450% of such principal amount.

     No underwriter, nor any of their affiliates, may offer or sell the notes at a price that is less than 99.281% of the principal amount of the notes, in the case of the 4.00% Notes due 2015, or less than 99.557% of the principal amount of the notes, in the case of the Floating Rate Notes due 2015, in each case until the specified time notified to such parties by Goldman Sachs International. After the notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     The underwriters intend to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, and the other underwriters, acting through their respective U.S. affiliates or other U.S. broker-dealers, may also offer the notes for sale in the United States.

     The notes are a new issue securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman Sachs International and Goldman, Sachs & Co. that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs International, Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. Application has been made to list the notes on the Luxembourg Stock Exchange; however, no assurance can be given as to the liquidity or the trading market for the notes.

     Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     This prospectus supplement may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR 50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for both series of notes, excluding underwriting discounts and commissions, whether paid to Goldman Sachs International or any other underwriter, will be approximately $286,000.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

     The Goldman Sachs Group, Inc. has applied to list these notes on the Luxembourg Stock Exchange in accordance with the rules thereof but cannot assure you that these notes will be approved for listing.

     Listing Considerations. The EU Transparency Obligations Directive, which we refer to as the "directive", may be implemented in Luxembourg in a manner which is unduly burdensome for us. In particular, we may be required to prepare our financial statements in accordance with International Financial Reporting Standards for accounting periods beginning on or after January 1, 2005. We are under no obligation to maintain the listing of the notes and holders should be aware that, in circumstances where a listing on the Luxembourg Stock Exchange would require preparation of financial statements in accordance with standards other than U.S. generally accepted accounting principles, or in any other circumstances where the directive is implemented in a manner that we in good faith believe is unduly burdensome, the notes may be de-listed. We may, but are not obligated to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, unduly burdensome for us, an alternative listing for the notes may not be obtained.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                         The Goldman Sachs Group, Inc.
                                85 Broad Street
                            New York, New York 10004

                      TRUSTEE, REGISTRAR, TRANSFER AGENT,
                  PRINCIPAL PAYING AGENT AND CALCULATION AGENT

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

            Dexia Banque Internationale a Luxembourg societe anonyme
                                69, route d'Esch
                               L-1470 Luxembourg

                                 LEGAL ADVISORS

           TO THE ISSUER                       TO THE UNDERWRITERS
     Associate General Counsel               Sullivan & Cromwell LLP
   The Goldman Sachs Group, Inc.                125 Broad Street
          85 Broad Street                   New York, New York 10004
     New York, New York 10004

                            INDEPENDENT ACCOUNTANTS
                                 FOR THE ISSUER

                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------
                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                        ----
Ratio of Earnings to Fixed Charges....   S-2
Specific Terms of the Notes...........   S-3
Employee Retirement Income Security
  Act.................................  S-12
Validity of the Notes.................  S-13
Experts...............................  S-13
Underwriting..........................  S-14
                 Prospectus
Available Information.................     2
Prospectus Summary....................     4
Ratio of Earnings to Fixed Charges....     8
Use of Proceeds.......................     8
Description of Debt Securities We May
  Offer...............................     9
Description of Warrants We May
  Offer...............................    31
Description of Purchase Contracts We
  May Offer...........................    48
Description of Units We May Offer.....    53
Description of Preferred Stock We May
  Offer...............................    58
The Issuer Trusts.....................    66
Description of Capital Securities and
  Related Instruments.................    69
Description of Capital Stock of The
  Goldman Sachs Group, Inc. ..........    93
Legal Ownership and Book-Entry
  Issuance............................    98
Considerations Relating to Securities
  Issued in Bearer Form...............   104
Considerations Relating to Indexed
  Securities..........................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......   112
Considerations Relating to Capital
  Securities..........................   115
United States Taxation................   118
Plan of Distribution..................   141
Employee Retirement Income Security
  Act.................................   144
Validity of the Securities............   144
Experts...............................   144
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform
  Act of 1995.........................   145

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                 E3,250,000,000
                               THE GOLDMAN SACHS
                                  GROUP, INC.
                      E1,750,000,000 4.00% Notes due 2015

                  E1,500,000,000 Floating Rate Notes due 2015
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                          GOLDMAN SACHS INTERNATIONAL

                          FIXED RATE NOTES CO-MANAGERS
                                  BANCA AKROS
                                BARCLAYS CAPITAL
                                  BNP PARIBAS
                      CALYON CORPORATE AND INVESTMENT BANK
                             COMMERZBANK SECURITIES
                          DAIWA SECURITIES SMBC EUROPE
                                  DANSKE BANK
                                 DEUTSCHE BANK
                                      ING
                        IXIS CORPORATE & INVESTMENT BANK
                                    JPMORGAN
                                  KBC BANK NV
                             RABOBANK INTERNATIONAL
                           SANTANDER CENTRAL HISPANO
                           THE ROYAL BANK OF SCOTLAND

                        FLOATING RATE NOTES CO-MANAGERS
                                BARCLAYS CAPITAL
                                  BNP PARIBAS
                      CALYON CORPORATE AND INVESTMENT BANK
                             COMMERZBANK SECURITIES
                          DAIWA SECURITIES SMBC EUROPE
                                  DANSKE BANK
                                 DEUTSCHE BANK
                                   DZ BANK AG
                                      ING
                                    JPMORGAN
                          LANDESBANK BADEN-WURTTEMBERG
                             RABOBANK INTERNATIONAL
                           SANTANDER CENTRAL HISPANO
                           THE ROYAL BANK OF SCOTLAND
            -------------------------------------------------------
            -------------------------------------------------------